Exhibit 99.1

Cantor Equity Partners VII, Inc. Announces Pricing of $250 Million Initial Public Offering

New York, NY – June 16, 2026 – Cantor Equity Partners VII, Inc. (Nasdaq: CAES) (the “Company”) announced today the pricing of its initial public offering of 25,000,000 Class A ordinary shares at $10.00 per share. The shares are expected to be listed on the Nasdaq Global Market under the symbol “CAES” and begin trading on June 17, 2026. The underwriters have been granted a 45-day option to purchase up to an additional 3,750,000 shares offered by the Company to cover over-allotments, if any.

The offering is expected to close on June 18, 2026, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

About Cantor Equity Partners VII, Inc.

Cantor Equity Partners VII, Inc. is a blank check company sponsored by Cantor Fitzgerald and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on a target in an industry where it believes the Company’s management teams’ and affiliates’ expertise will provide the Company with a competitive advantage, including the financial services, digital assets, healthcare, real estate services, technology, software and energy industries.

Additional Information

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 16, 2026. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the successful consummation of the Company’s initial public offering and use of the net proceeds of the offering as described in the offering prospectus, are subject to risks and uncertainties including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MEDIA CONTACT

Danielle Popper

Danielle.popper@cantor.com

+1 212-938-5000